For Immediate Release: March 20, 2018
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424 652 6520, ext. 114 / 424 652 6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset REIT Completes Acquisition of Quaker Sales and Distribution Facility

El Segundo, Calif. (March 20, 2018) – Griffin Capital Company, LLC (“Griffin Capital”) announced today on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of the Quaker Sales and Distribution facility (the “Property”) at a purchase price of $59.60 million. This single-story, 605,412-square-foot, Class A distribution warehouse is leased in its entirety to Quaker Sales and Distribution, Inc.(the “Tenant”), a wholly-owned subsidiary of PepsiCo, Inc. (the “Parent”) for an initial term of 125 months, commencing on March 1, 2018 and expiring on July 31, 2028.

Completed in March 2018 and located in Lakeland, Florida, the state-of-the-art, cross-docked distribution facility will serve as a regional distribution center for PepsiCo’s Gatorade products.
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The Property also provides a competitive logistics advantage for statewide distribution and serves as a regional transportation hub for the southeastern United States.

In addition to its location, this Class A, institutional-quality building features, among other amenities, a 36-foot clear height with 120 dock doors and four drive-in doors, 154 on-site trailer storage spaces, and 130-foot truck courts with 60-foot concrete loading areas. There is also the possibility to accommodate the Tenant’s future growth via land for a 120,000-square-foot expansion.

Commenting on the acquisition, Don Pescara, Griffin Capital’s Managing Director of Acquisitions, stated, “The acquisition of the Quaker Sales and Distribution facility presented the opportunity to add to our portfolio a state-of-the-art, Class A industrial asset located in a primary distribution hub. Situated in one of the healthiest industrial submarkets in central Florida, the Property benefits from strong real estate fundamentals and will generate attractive cash flow for our investors long-term.”

Michael J. Escalante, Griffin Capital’s Chief Investment Officer, added, “The asset meets our criteria of investing in income-generating properties leased to established corporate tenants on a long-term basis. Given its strategic proximity to the Tenant’s manufacturing facilities in Tampa and Kissimmee, Florida, its critical operational role and long-dated triple-net lease, the acquisition is consistent with the REIT’s investing objectives.”

The Quaker Sales and Distribution facility is the second property to be acquired with 1031 exchange proceeds from the disposition of DreamWorks Animation’s Headquarters and Studio Campus, which the REIT sold on November 21st for $290 million.

To learn more about Griffin Capital Essential Asset REIT, Inc., please visit
https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of December 31, 2017, of 73 office and industrial properties totaling 18.2 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.2 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with
$10.3 billion in assets under management as of December 31, 2017. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises.

Additional information is available at www.griffincapital.com.
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